Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 8, 2020

Registration Statement No. 333-229068-05

**PRICING DETAILS** $1.25+BN GM Financial Lease (GMALT 2020-2)

Jt Active Bookrunners: Barclays (str), Deutsche Bank, Mizuho, Societe Generale

Co-Managers : CIBC, Credit Ag, JP Morgan, MUFG, Wells Fargo

-Anticipated Capital Structure-

CLS	$AMT (MM)	WAL	M/S&P	E.FNL	SPREAD	YLD	CPN	PRICE
A-1	128.000	0.24	P-1/A-1+	11/2020	IntL-3	0.27975%	0.27975%	100.00000
A-2A	400.000	1.09	Aaa/AAA	02/2022	EDSF+40	0.717%	0.71%	99.99354
A-2B	60.000	1.09	Aaa/AAA	02/2022	1mL +40			100.00000
A-3	429.000	1.96	Aaa/AAA	10/2022	EDSF+50	0.808%	0.80%	99.98705
A-4	90.140	2.40	Aaa/AAA	12/2022	IntS+70	1.019%	1.01%	99.98375
B	59.760	2.56	Aa1/AA+	01/2023	IntS+125	1.575%	1.56%	99.97531
C	55.630	2.69	Aa3/A+	03/2023	IntS+225	2.580%	2.56%	99.98374
D	34.340	2.80	A3/A	04/2023	IntS+290	3.234%	3.21%	99.99348

Expected Settle:	6/17/2020	Registration:	SEC-REG
First Pay Date:	7/20/2020	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, S&P	Min Denoms:	$1k / $1k
Ticker:	GMALT 2020-2	Bill & Deliver:	Barclays
Expected Pricing:	PRICED	Pricing Speed	100% PPC

-Available Materials-

* Prelim Prospectus : Attached

* Ratings FWP : Attached

* Dealroadshow : http://www.dealroadshow.com | Password: GMALT202

* Intexnet Name: bcggmalt_2020-2_preprice | Password: 72XY

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT http://WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.